Exhibit 99.1

BIONIK Laboratories Announces Fiscal 2021 Q1 Financial Results

TORONTO & BOSTON – August 13, 2020 -- BIONIK Laboratories Corp. (OTCQB:BNKL) ("BIONIK"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced financial results for its first quarter of fiscal year 2021, ended June 30, 2020.

Financial highlights for the first quarter of fiscal year 2021 ended June 30, 2020 and recent weeks include:

•	During the COVID-19 pandemic, BIONIK managed to ship InMotion™robots to customers in the United States.

•	Gross margin for the quarter ended June 30, 2020 was $195,353, or 75.7%, due to a reversal of an overstated warranty reserve (57.6% without the effects of the warranty adjustment), compared to $454,294 or 57.5% for the quarter ended June 30, 2019.

•	Raised approximately $1,502,569 during the fiscal quarter ended June 30, 2020 and in early July, 2020.

Corporate highlights for the first quarter of fiscal year 2021 ended June 30, 2020 and recent weeks include:

•	On June 25, 2020, launched InMotion Connect™, a cloud-based data analytics solution, which combines real-time robot data with deep expertise of BIONIK’s clinical specialists to partner with each clinic, promoting robot utilization, supporting clinician engagement, and enhancing patient care by providing contextual and relevant data to reach hospital clinicians and management teams when it matters the most.

•	Donated InMotion® Robotic System to Einstein Healthcare Network’s MossRehab for Use in New COVID-19 Rehab Unit.

Management Commentary

Commenting on the quarter, Dr. Eric Dusseux, BIONIK’s Chief Executive Officer, said, " With the COVID-19 pandemic, we are in a time of our lives and one within society that we have never experienced before. It is truly unprecedented, which is why BIONIK is operating under a modified plan to reduce costs and otherwise address the effects on our business caused by COVID-19. We sold InMotion™robots to customers in the U.S. We were extremely proud to donate an InMotion® robot to MossRehab, and to help patients inflicted with COVID-19 get the critical therapy they need as they seek a return toward a normal life within their communities, and support their dedicated healthcare team with their tireless efforts to rehabilitate patients. We launched InMotion Connect™ targeting the critical need to improve technology adoption at each rehabilitation clinic that can be monitored through the platform to ensure that the state-of-the-art rehabilitation methods are effectively in use across the hospital network. The single platform, already deployed in one Kindred site, that can be accessed anywhere, anytime, helps increasing technology adoption due to convenience and ease-of-use for the clinician, hospital management and headquarter teams.”

BIONIK continues to expect to achieve the following milestones during fiscal year 2021:

•	Continue to expand sales channels in North America and abroad.

•	Further develop InMotion Connect solutions to serve clinical rehabilitation providers.

•	Work with our commercial outsourced manufacturing partner to enhance effectiveness in order to support the expected increase in product demand and introduction of new products.

•	Increase sales of data solutions, service contracts and warranties.

Financial Results

Sales for the quarter ended June 30, 2020 were $257,908, compared with $790,379 for the quarter ended June 30, 20119. The decrease reflects the sale of two InMotion™robots sold during the COVID-19 pandemic compared to eight InMotion™ robots in the quarter end June 30, 2019. In addition, deferred revenue, comprised of training to be provided and extended warranties, decreased to $582,281 at June 30, 2020 from $616,063 at March 31, 2020. The Company believes that extended warranties and training are important and growing parts of its business.

Gross margin for the quarter ended June 30, 2020 was $195,353, or 75.7%, due to a reversal of an overstated warranty reserve (57.6% without the effects of the warranty adjustment), compared to $454,294 or 57.5% for the quarter ended June 30, 2019.

The Company reported a comprehensive loss for the quarter ended June 30, 2020 of $(2,007,076), or a loss per share of $(0.39), compared with a comprehensive loss of $(2,120,644), or a loss per share of $(0.55), for the quarter ended June 30, 2019.

BIONIK had cash and cash equivalents of $2,403,037 as of June 30, 2020, compared to $2,269,747 as of March 31, 2020. The Company’s working capital deficit at June 30, 2020 was $931,222 compared to a working capital surplus of $626,923 as of March 31, 2020. The working capital deficit at June 30, 2019 is due to convertible loans received by the Company during the quarter being recorded as current liabilities rather than in equity when the loans are converted.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matthew Bretzius
FischTank PR
matt@fischtankpr.com

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets (unaudited)

(Amounts expressed in US Dollars)

	As at	As at
	June 30, 2020	March 31, 2020
	$	$
		(Audited)
Assets
Current
Cash and cash equivalents	2,403,037	2,269,747
Accounts receivable, net of allowance for doubtful accounts of $Nil (March 31, 2020 - $167,500)	975,272	846,964
Prepaid expenses and other receivables (	1,723,353	1,632,555
Inventories	944,990	1,059,462
Due from related parties	18,657	17,840
Total Current Assets	6,065,309	5,826,568
Equipment	136,032	154,144
Technology and other assets	1,426,420	1,449,924
Goodwill	11,085,984	11,085,984
Total Assets	18,713,745	18,516,620
Liabilities and Shareholders' Equity
Current
Accounts Payable	443,874	857,093
Accrued liabilities	2,057,784	1,647,656
PPP Loan	459,912	-
Convertible Loans	3,452,680	2,078,833
Deferred revenue - Contract Liabilities	582,281	616,063
Total Current Liabilities	6,996,531	5,199,645
Shareholders' Equity
Preferred Stock, par value $0.001; Authorized 10,000,000 Special Voting Preferred Stock, par value $0.001; Authorized; Issued and outstanding - 1 (March 31, 2020 – 1)	-	-
Common Shares, par value $0.001; Authorized - 500,000,000; Issued and outstanding 5,009,151 and 117,683 Exchangeable Shares (March 31, 2020 5,009,151 and 117,683 Exchangeable Shares)	5,126	5,126
Additional paid in capital	85,050,885	84,643,570
Deficit	(73,380,946)	(71,373,870)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	11,717,214	13,316,975
Total Liabilities and Shareholders' Equity	18,713,745	18,516,620

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss

For the three month periods ended June 30, 2020 and 2019 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended	Three months ended
	June 30, 2020	June 30, 2019
	$	$
Sales	257,908	790,379
Cost of Sales	62,555	336,085
Gross Margin	195,353	454,294
Operating expenses
Sales and marketing	223,185	583,732
Research and development	353,263	816,523
General and administrative	1,128,510	841,693
Share-based compensation expense	407,315	287,757
Amortization	23,504	69,314
Depreciation	18,112	23,970
Total operating expenses	2,153,889	2,622,989
Other (income) expenses
Other expense	74,975	14,296
Other income	(37,612)	-
Foreign exchange	11,177	(62,347)
Total other income (expenses)	48,540	(48,051)
Net loss and comprehensive loss for the period	(2,007,076)	(2,120,644)
Loss per share - basic and diluted	(0.39)	(0.55)
Weighted average number of shares outstanding – basic and diluted	5,126,834	3,858,637

Condensed Consolidated Interim Statements of Cash Flows

For the three month periods ended June 30, 2020 and 2019 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended	Three months ended
	June 30, 2020 $	June 30, 2019 $
Operating activities
Net loss for the period	(2,007,076)	(2,120,644)
Adjustment for items not affecting cash
Depreciation	18,112	23,970
Amortization	23,504	69,314
Interest expense	74,975	13,283
Share based compensation expense	407,315	287,757
	(1,483,170)	(1,726,320)
Changes in non-cash working capital items
Accounts receivable	(128,308)	496,181
Prepaid expenses and other receivables	(90,798)	160,305
Due from related parties	(817)	(483)
Inventories	114,472	(176,376)
Accounts payable	(413,219)	(93,835)
Accrued liabilities	406,425	(41,434)
Deferred revenue	(33,782)	58,016
Net cash (used in) operating activities	(1,629,197)	(1,323,946)
Investing activities
Acquisition of equipment	-	(42,802)
Net cash (used in) investing activities	-	(42,802)
Financing activities
Proceeds from convertible loans	1,302,575	950,000
Proceeds from PPP Loan	459,912	-
Proceeds from term loan	-	500,000
Net cash provided by financing activities	1,762,487	1,450,000
Net increase in cash and cash equivalents for the period	133,290	83,252
Cash and cash equivalents, beginning of the period	2,269,747	446,779
Cash and cash equivalents, end of the period	2,403,037	530,031